For Immediate Release

U.S. ENERGY CORP. ACQUIRES BAKKEN/THREE FORKS ASSET PACKAGE

RIVERTON, Wyoming – September 24, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today announced the acquisition of a producing Bakken and Three Forks asset package.

Bakken Production and Acreage Acquisition:

On September 21, 2012 the Company entered into a purchase and sale agreement with an undisclosed seller to acquire interests in producing Bakken and Three Forks formation wells and related acreage in McKenzie, Williams and Mountrail Counties, North Dakota.

Under the agreement, USE acquired working interests in 23 drilling units for $2.5 million with an estimated 307,000 BOE in proved reserves.  USE’s working interest in the drilling units averages 1.45% and ranges from less than 1% to approximately 5%.  There are currently 27 gross producing wells in the acreage.  Of these wells, 25 are producing from the Bakken formation and 2 are producing from the Three Forks formation.  All acreage (~400 net acres) is currently held by production and produces approximately 47 BOE/D net to USE.  On a going forward basis, there is the potential for USE to participate in an additional 135 gross wells from the Bakken and Three Forks formations combined and the Company will be heads up for its proportionate interests on all new wells drilled within the units.  The effective date of the transaction is July 1, 2012.

“We are pleased to add another active Bakken package to our portfolio of assets.  This acquisition increases our proved reserves significantly at accretive value and adds an additional approximate 47 net barrels of stabilized production to our bottom line,” said Keith Larsen, CEO of U.S. Energy.

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Press Release
September 24, 2012

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Note:  Additional gross well count on a going forward basis assumes 4 Bakken wells and 3 Three Forks formation wells per 1,280 acre unit.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release may relate to, among other things, U.S. Energy’s capital expenditures and projects, its drilling and fracing of wells with industry partners, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, and future expenses, production and reserves.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The Company’s working interests and net revenue interests in particular wells may vary over time under the terms of applicable contracts.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended June 30, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com